Exhibit 99.1

CONTACT:

Tim Perrott
Investor Relations 561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Renews and Extends Existing Asset-Based Credit Facility

$800 Million Facility Strengthens Financial Position By Providing More Attractive Credit Terms & Flexibility Preserving Strong Liquidity Position

Extends Facility Maturity Date to May 2029

Boca Raton, Fla., May 9, 2024 – The ODP Corporation (NASDAQ:ODP) (“ODP,” or the “Company”), a leading provider of business services, products and digital workplace technology solutions to businesses and consumers, today announced that it has amended and extended its existing asset-based credit facility. The amendment extends the maturity date to May 2029. The renewed $800 million facility includes certain more attractive credit terms and conditions, enhancing the company’s balance sheet and liquidity position to support future growth.

“The extension of our credit facility is a validation of our strong financial position and business model,” said Gerry Smith, chief executive officer of The ODP Corporation. “I want to thank our syndicate members for their strong support of our business and to our commitment to driving operational excellence throughout the enterprise.”

“The successful renewal of our asset-based credit facility includes improved credit terms and conditions, and extends our maturity, providing ample liquidity to manage our growth and capital allocation plans,” said Tim Perrott, vice president, investor relations and treasurer of The ODP Corporation. “We are thrilled to have the continued support of our financial partners as we continue to pursue our strategic objectives.”

The renewed credit facility was significantly oversubscribed with strong lender support, providing additional financial flexibility to grow the business and to enhance returns for shareholders.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products and services through an integrated business-to-business (B2B) distribution platform and omnichannel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence and a network of Office Depot and OfficeMax retail stores. Through its operating companies Office Depot, LLC; ODP Business Solutions, LLC; Veyer, LLC; and Varis, Inc., The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. Any other product or company names mentioned herein are the trademarks of their respective owners.